Exhibit 10.9
MORGANS HOTEL GROUP
September 21, 2006
VIA FEDERAL EXPRESS
Mr. Randy Kwasniewski
9128 Eagle Hills Drive
Las Vegas, NV 89134
Dear Randy:
I am pleased to confirm our offer of employment to you as President Morgans Hotel Group Las Vegas/President COO hard Rock Hotel & Casino with Morgans Hotel Group Management LLC (the “Company”) to assist us in the acquisition of the Hard Rock Hotel and Casino and/or Echelon development project, and upon closing of the acquisition to be responsible for property operations. You will report directly to me. Your base salary will be $400,000 per year ($16,666 semi-monthly). Your start date will be October 9, 2006. Your annual bonus plan will have a target bonus of 70% of your base salary and a maximum of 100% of your base salary, with a guaranteed minimum bonus of $200,000 for 2006 and a guaranteed minimum bonus of $200,000 for 2007. Performance reviews will be given annually, usually at the end of the calendar year, at which point we would expect that, if in our judgment your performance warrants it, your bonus may exceed the target. Your bonus will be paid by February 1st of the following year, and employees must be employed by the Company on the date bonuses are paid to be eligible to receive a bonus.
The Company has agreed to grant you a one-time signing bonus of $250,000 which you will receive with your first pay check. If you elect to terminate your employment at any time during the first year, a pro-rated portion of the signing bonus must be repaid to MHG on your departure.
The Company has-agreed to grant you 60,000 Restricted Stock Units (RSUs) and 100,000 options struck at the option price at the Market close on your first date of employment. 40,000 RSU’s vest 25%/year over 4 years, 20,000 vest at the end of the 4th year; options vest 1/3 each year so they are fully vested in 3 years. Options have a ten-year life. These grants will commence at the time of employment, at which time you will sign an RSU agreement and a stock option agreement. The terms of those agreements will govern the RSUs and the options. You will be eligible for benefits on the same basis as other, similarly situated employees.
Please understand that your employment with the Company is at-will; this means that either you or the Company may terminate your employment at any time, for any reason, with or without cause or notice. However, if the Company terminates you without Cause (as defined below) prior to the second anniversary of your employment, you will receive the lesser of 18 months base salary or one month for every month remaining until your third anniversary of employment. If the Company terminates you without Cause on or after the second anniversary of your employment, you will receive one year’s base salary. In addition, if the Company terminates your employment without Cause during 2007, you will receive a bonus $280,000 in addition to any other payments due you under this Agreement. If the Company terminates your employment without Cause after 2007, you will receive a bonus equal to the number of months you worked during the year prior to your termination multiplied by the monthly equivalent of the actual bonus you received in the prior year, with a minimum payment of one-half your prior year’s bonus and a maximum payment of $280,000. If you are terminated without Cause, those Restricted Stock Units and those Stock Options which would have vested prior to December 31 of the year in which you are terminated will immediately vest on your termination date.
MORGANS HOTEL GROUP LLC 475 TENTH AVENUE NEW YORK CITY NY 10018 PHONE 212 277 4100 FAX 212 277 4290

For purposes of this agreement, “Cause” shall mean (i) your repeated failure to perform your duties commensurate with your position; (ii) your refusal to follow the lawful policies and directives of your supervisors; (iii) your breach of the provisions of this Agreement, but only after the Company has given You written notice of such breach and a 30-day opportunity to cure such breach; (iv) your engagement in any act of dishonesty, gross negligence or willful misconduct that may have an adverse effect on the Company, its business operations, financial condition, assets, prospects or reputation; (v) your breach of any fiduciary duty owed to the Company or (vi) your knowing violation of any law, rule or regulation that affect your performance of or ability to perform any of your duties or responsibilities with the Company. Notwithstanding the foregoing or anything else to the contrary, if both the Hard Rock and the Eschelon development projects fail to close for any reason and your employment is terminated, such termination shall be deemed a termination without Cause.
In the event that there is a Change in Control of the Company and, as a result, the Company terminates your employment, you will be paid a sum equal to two years’ base salary (based on your then current base salary) plus $280,000. In addition, in the event that the Company terminates your employment as a result of a Change in Control, any unvested stock or options shall immediately vest on your termination date. As used in this agreement, a “Change in Control” shall mean (i) a sale or exchange of all or substantially all the assets of the Company, (ii) the liquidation or dissolution of the Company or (iii) any merger, consolidation, reorganization or other transaction or event that results in a Change of Ownership in the Company. For purposes of this Agreement, a “Change of Ownership” means the acquisition by any individual, entity or group of beneficial ownership of or the right to vote 51 percent or more of the then outstanding stock of the Company.
As a Company employee, you will acquire Confidential Information in the course of your employment. You agree that, in consideration of your employment with the company, you will treat such Confidential Information as strictly confidential. You will not, directly or indirectly, at any time during your employment with the Company or any time thereafter, and without regard to when or for what reason, if any, such employment shall terminate, use or cause to be used any such Confidential Information, in connection with any activity or business except in the normal course of performing your designated duties for the Company. You shall not disclose or cause to be disclosed any such Confidential Information to any third parties unless such disclosure has been authorized in writing by the Company or except as may be required by regulatory body or governmental body. “Confidential Information” is any Company confidential information not generally known to the public, including but not limited to trade secrets, mailing lists, financial information, business plans and/or policies, methods of operations, customer lists and information, sales and marketing plans, research and development plans, strategic plans, and any other information acquired by you in the course of your employment with the Company that is not readily available to the public.
During the period that you are employed by the Company, and for a period of two (2) years thereafter, regardless of the reason your employment with the Company terminates, you will not directly or indirectly, either individually or through any entity with which you may become associated, cause, solicit, entice or induce any present or future employee of the Company to leave the employ of the Company and/or directly hire or directly or indirectly cause, solicit, entice or induce any present or future employee of the Company to become employed or associated in any capacity with a competitor of the Company.

Please indicate your acceptance of this offer by signing below and returning the original of this offer letter to me.
I would like to take this opportunity to wish you success in your new position, and I look forward to working with you.

Very truly yours,
/s/ W. Edward Scheetz
W. Edward Scheetz
JOB OFFER ACCEPTED BY:

/s/ Randy Kwasniewski Randy Kwasniewski